As filed with the Securities and Exchange Commission on September 22, 2009

Registration No. 333-160756

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2 TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

VS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	5400	11-3664322
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2101 91st Street

North Bergen, New Jersey 07047

Telephone: (201) 868-5959

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James M. Sander, Esq.

VS Holdings, Inc.

Vice President, General Counsel and Secretary

2101 91st Street

North Bergen, New Jersey 07047

Telephone: (201) 868-5959

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Christian O. Nagler, Esq. Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 Tel: (212) 446-4800 Fax: (212) 446-4900	Marc D. Jaffe, Esq. Ian D. Schuman, Esq. Latham & Watkins LLP 885 Third Avenue, Suite 1000 New York, NY 10022-4802 Tel: (212) 906-1200 Fax: (212) 751-4864

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐Large accelerated filer	☐Accelerated filer	☒Non-accelerated filer (Do not check if smaller reporting company)	☐Smaller reporting company

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 is being filed solely for the purposes of amending Item 16 of Part II of the Registration Statement and to file certain exhibits indicated in such Item. Accordingly, this Post-Effective Amendment No. 2 consists only of the facing page, this explanatory note and Part II to the Registration Statement.

No changes are being made to Part I of the Registration Statement by this filing, and therefore it has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table shows the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts except the SEC registration fee and the FINRA fee are estimated. The missing amounts will be filed by amendment.

SEC Registration Fee
FINRA filing fee
New York Stock Exchange listing fee
Printing and engraving expenses
Legal fees and expenses
Transfer agent and registrar fees
Accounting fees and expenses
Blue Sky fees and expenses
Miscellaneous		*

Total	$	*

*	To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

VS Holdings, Inc. is incorporated under the laws of the state of Delaware.

Section 145 of the Delaware General Corporation Law, or the DGCL, provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

The amended and restated certificate of incorporation of VS Holdings, Inc. provides for the indemnification of directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law. In addition, as permitted by the Delaware General Corporation Law, the certificate of incorporation of VS Holdings, Inc. provides that none of its directors will be personally liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended.

The amended and restated by-laws of VS Holdings, Inc. provides for the indemnification of all of their respective current and former directors and current or former officers to the fullest extent permitted by the Delaware General Corporation Law.

VS Holdings, Inc. intends to enter into indemnification agreements with its directors and officers to indemnify them against liabilities which may arise by reason of the directors’ status or service as a director. VS Holdings, Inc. also intends to maintain director and officer liability insurance, if available on reasonable terms.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

In the past three years, we have issued unregistered securities to a limited number of persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701.

We also have issued stock option grants under our Amended and Restated 2006 Stock Option Plan, a written compensatory benefit plan under which we have issued options to employees and directors. The aggregate sales price of the securities issued under the plan in reliance on Rule 701 did not exceed 15% of our total assets in any given year.

Option Grants in Past Three Years.    All of our grants of options in the past three years were for options to purchase shares of our common stock and were made under our Amended and Restated 2006 Stock Option Plan.

Since June 22, 2006, the registrant has issued to certain officers, employees and directors options to purchase 1,969,582 shares of common stock, with an estimated approximate aggregate exercise price of $37,861,020 upon exercise of such options. On June 12, 2006, VS Mergersub, Inc., then a wholly owned subsidiary of VS Parent, Inc., then a wholly owned subsidiary of VS Holdings, Inc., merged with and into VS Holdings, Inc., with VS Holdings, Inc. being the surviving corporation. By operation of the merger, VS Holdings, Inc. became a direct wholly owned subsidiary of VS Parent, Inc. As a result of the merger, all of our common stock and option grants were cancelled and reissued by VS Parent, Inc.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) See the Exhibit Index beginning on the page II-5 for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules.

Not applicable.

ITEM 17. UNDERTAKINGS

1. The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

2. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

3. The undersigned registrant hereby undertakes that:

(1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Bergen, State of New Jersey, on September 22, 2009.

VS HOLDINGS, INC. (Registrant)

By:	/S/ RICHARD L. MARKEE
Richard L. Markee Chief Executive Officer, Chairman and Director

Each person whose signature appears below constitutes and appoints Richard L. Markee and Michael G. Archbold, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on September 22, 2009 in the capacities indicated.

Name	Title

/S/ RICHARD L. MARKEE Richard L. Markee	Chief Executive Officer, Chairman and Director (Principal Executive Officer)

/S/ MICHAEL G. ARCHBOLD Michael G. Archbold	Executive Vice President, Chief Operating Officer and Chief Financial Officer (Principal Financial Officer)

/S/ COSMO LA FORGIA Cosmo La Forgia	Vice President, Finance (Principal Accounting Officer)

/S/ DOUGLAS R. KORN Douglas R. Korn	Director

/S/ RICHARD L. PERKAL Richard L. Perkal	Director

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
1.1	Form of Underwriting Agreement.*

3.1	Amended and Restated Certificate of Incorporation of VS Holdings, Inc.*

3.2	Amended and Restated By-Laws of VS Holdings, Inc.*

4.1	Indenture dated as of November 15, 2005, by and among Vitamin Shoppe Industries Inc., VS Holdings, Inc. and VS Direct Inc., as Guarantors, and Wilmington Trust Company, as Trustee.†

4.2	Registration Rights Agreement dated as of dated as of November 15, 2005, by and among Vitamin Shoppe Industries Inc., VS Holdings, Inc. and VS Direct Inc., as Guarantors, and Bear, Stearns & Co. Inc., BNP Paribas Securities Corp., Banc of America Securities LLC, Jefferies & Company, Inc. and Rothschild Inc., as Initial Purchasers.†

4.3	Form of Second Priority Senior Secured Floating Rate Note due 2012.†

4.4	Specimen Common Stock Certificate*

5.1	Opinion of Kirkland & Ellis LLP.

10.1	Loan and Security Agreement, dated as of November 15, 2005, by and among Vitamin Shoppe Industries Inc. and VS Direct Inc. as borrowers, VS Holdings, Inc. as Guarantor, the Lenders and Issuing Bank from time to time party thereto, and Wachovia Bank, National Association as agent for the Lenders.†

10.2	Amendment No. 1 And Consent To Loan And Security Agreement, dated as of June 12. 2006, by and among Vitamin Shoppe Industries Inc. and VS Direct Inc. as borrowers, VS Holdings, Inc. and VS Parent, Inc., as Guarantors, the Lenders from time to time thereto, and Wachovia Bank, National Association as agent for the Lenders.†

10.3	Trademark Security Agreement, dated as of November 15, 2005, by and between Vitamin Shoppe Industries Inc. as Pledgor and Wachovia Bank, National Association as Pledgee.†

10.4	Stock Pledge Agreement, dated as of November 15, 2005, by and between Vitamin Shoppe Industries Inc. as Pledgor and Wachovia Bank, National Association as Pledgee.†

10.5	Guarantee of VS Holdings, Inc. and VS Direct Inc. of obligations of Vitamin Shoppe Industries Inc. under the Loan and Security Agreement.†

10.6	Guarantee of Vitamin Shoppe Industries Inc. and VS Holdings, Inc. of obligations of VS Direct Inc. under the Loan and Security Agreement.†

10.7	Stock Pledge Agreement, dated as of November 15, 2005, by and between VS Holdings, Inc. as Pledgor and Wachovia Bank, National Association as Pledgee.†

10.8	Intercreditor Agreement, dated as of November 15, 2005, by and among Vitamin Shoppe Industries Inc., VS Direct Inc. and VS Holdings, Inc. as Pledgors, Wachovia Bank, National Association as Agent under the Loan and Security Agreement and Wilmington Trust Company, as Trustee under the Indenture and Parity Lien Collateral Agent.†

10.9	Deposit Account Control Agreement, dated as of November 15, 2005, by and among Vitamin Shoppe Industries Inc., Wachovia Bank, National Association as Agent under the Loan Agreement and Bank of America, N.A.†

10.10	Collateral Account Notification and Acknowledgement dated as of January 15, 2006, by and between Vitamin Shoppe Industries Inc., Wachovia Bank National Association and Bank of America, N.A.†

10.11	Form of Employment Agreement by and among executive officer, VS Parent, Inc., Vitamin Shoppe Industries Inc. and VS Holdings, Inc.§†

EXHIBIT NO.	DESCRIPTION
10.12	Lease Agreement, dated as of May 2, 2002, between Hartz Mountain Industries, Inc. and Vitamin Shoppe Industries. Inc.†

10.13	Purchase Agreement, dated as of November 1, 2004, between Natures Value, Inc. and Vitamin Shoppe Industries Inc.†

10.14	Advisory Services Agreement, dated as of November 27, 2002, by and among Bear Stearns Merchant Manager II, LLC, VS Holdings, Inc., and Vitamin Shoppe Industries Inc.†

10.15	Amendment No. 1 to Advisory Services Agreement, dated as of June 12, 2006, by and among VS Holdings, Inc., Vitamin Shoppe Industries Inc., Bear Stearns Merchant Manager II, LLC and VS Parent, Inc.†

10.16	Employment and Non-Competition Agreement, dated as of April 16, 2007, by and among Michael G. Archbold, VS Parent, Inc., VS Holdings, Inc. and Vitamin Shoppe Industries, Inc. (Incorporated by reference to the Exhibit to the Current Report on Form 8-K, filed on April 19, 2007).§

10.17	Amendment to Employment and Non-Competition Agreement, dated as of December 28, 2007, by and among Michael G. Archbold, VS Parent, Inc. and VS Holdings, Inc. and Vitamin Shoppe Industries Inc.§‡

10.18	Employment and Non-Competition Agreement, dated as of January 15, 2007, by and among Louis H. Weiss, VS Parent, Inc., VS Holdings, Inc., VS Direct, Inc., and Vitamin Shoppe Industries, Inc. (Incorporated by reference to the Exhibit to the Current Report on Form 8-K, filed on January 16, 2007).§

10.19	Amendment to Employment and Non-Competition Agreement, dated as of December 28, 2007, by and among Louis H. Weiss, VS Parent, Inc., VS Holdings, Inc., VS Direct, Inc. and Vitamin Shoppe Industries Inc.§‡

10.20	Fourth Amended and Restated Employment and Non-Competition Agreement, dated as of September 4, 2009, by and among Thomas Tolworthy, VS Parent, Inc. and VS Holdings, Inc. and Vitamin Shoppe Industries Inc.§

10.21	Amended and Restated Employment and Non-Competition Agreement, dated as of June 12, 2006, by and among Anthony Truesdale, VS Parent, Inc., VS Holdings, Inc. and Vitamin Shoppe Industries, Inc. §†

10.22	Amendment to Amended and Restated Employment and Non-Competition Agreement, dated as of December 28, 2007, by and among Anthony Truesdale, VS Parent, Inc., VS Holdings, Inc. and Vitamin Shoppe Industries Inc.§‡

10.23	Amendment to Employment Agreement, dated as of June 12, 2006, by and among Cosmo La Forgia, VS Parent, Inc., Vitamin Shoppe Industries, Inc. and VS Holdings, Inc. §†

10.24	Second Amendment to Employment Agreement, dated as of December 28, 2007, by and among Cosmo La Forgia, VS Parent, Inc., Vitamin Shoppe Industries, Inc. and VS Holdings, Inc.§‡

10.25	Third Amendment to Employment Agreement, dated as of March 6, 2008, by and among Cosmo La Forgia, VS Parent, Inc., Vitamin Shoppe Industries, Inc. and VS Holdings, Inc.§‡

10.26	Employment and Non-Competition Agreement, dated as of September 9, 2009, among Richard Markee, VS Parent, Inc., VS Direct, Inc. and VS Holdings, Inc. and Vitamin Shoppe Industries Inc.§

10.27	2009 Vitamin Shoppe Equity Incentive Plan, effective as of September 2, 2009.§

10.28	Form of Option Award Agreement.*

10.29	Form of Restricted Stock Agreement.*

10.30	Form of Indemnification Agreement by and among executive officer, VS Holdings, Inc. and Vitamin Shoppe Industries Inc.§

EXHIBIT NO.	DESCRIPTION
10.31	Form of Indemnification Agreement by and among director, VS Holdings, Inc. and Vitamin Shoppe Industries Inc.§
10.32	Securityholders Agreement, dated as of September , 2009 by and among VS Holdings, Inc. and the Securityholders party thereto.*

21.1	Subsidiaries of the Registrant.†

23.1	Consent of Independent Registered Public Accounting Firm.❖

23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).*

24.1	Power of Attorney (included on the signature pages hereto).

*	To be filed by amendment.
†	Incorporated by reference to the Exhibit Index of Registration Statement No. 333-134983 on Form S-4 filed on June 13, 2006, as amended (File No. 333-134983-2).
‡	Incorporated by reference to the Exhibits to the Annual report on Form 10-K for the Fiscal year ended December 29, 2007, as filed with the Securities and Exchange Commission on March 28, 2008.
§	Management contract or compensation plan or arrangement.
❖	Previously filed.